EXHIBIT 4.1
                                                                   -----------


                      AMENDMENT NO. 1 TO RIGHTS AGREEMENT


         Amendment No. 1, dated as of November 20, 2002 to the Rights Agreement, dated as of October 26, 1995 (the "Rights Agreement"), between Stillwater Mining Company, a Delaware corporation (the "Company"), and Computershare Trust Company, Inc. (formerly American Securities Transfer, Inc.), a Colorado corporation, as Rights Agent (the "Rights Agent"). Capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement.

         WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights;

         WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement;

         WHEREAS, the Company proposes to enter into the Stock Purchase Agreement, dated as of November 18, 2002 (the "Stock Purchase Agreement"), by and among MMC Norilsk Nickel, Norimet, Limited. and the Company; and

         WHEREAS, pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company deems it advisable and in the best interest of its stockholders to amend the Rights Agreement to enable the Company to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby without causing the Rights to become exercisable;

         NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

         Section 2. Amendments to Rights Agreement. The Rights Agreement is hereby amended as set forth in this Section 1.

                           (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

                  "Notwithstanding anything in this Agreement to the contrary, none of MMC Norilsk Nickel, Norimet, Limited or any of their Subsidiaries or Affiliates shall be deemed an Acquiring Person solely by reason or as a result of the execution or delivery of the Stock Purchase Agreement or the Stockholders Agreement or the consummation of transactions contemplated by either of such agreements, including, but not limited to:
                  (i) the issuance of shares of Common Stock by the Company to Norimet, Limited pursuant to Article II of the Stock Purchase Agreement, (ii) the tender offer for shares of Common Stock by Norimet, Limited pursuant to Article IX of the Stock Purchase Agreement and (iii) the acquisition of shares of Common Stock pursuant to clause (iii) of Section 5.1(a) of the Stockholders Agreement."

                           (b) The definition of "Stock Acquisition Date" in
         Section 1 of the Rights Agreement is hereby amended by adding the following sentence to the end of paragraph (ee) of Section 1:

                  "A Stock Acquisition Date shall not occur as a result of the execution or delivery of the Stock Purchase Agreement any transaction contemplated thereby."

                           (c) The following definitions are hereby added to
         Section 1 of the Rights Agreement in the appropriate alphabetical order:

                  ""Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of November 18, 2002, by and among MMC Norilsk Nickel, Norimet Limited and the Company."

                  ""Stockholders Agreement" means the Stockholders Agreement among MMC Norilsk Nickel, Norimet Limited and the Company, substantially in the form attached as Exhibit F to the Stock Purchase Agreement, to be executed on the closing date of the stock purchase pursuant to the Stock Purchase Agreement."

                  Section 2.  Miscellaneous.

                           (a) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

                           (b) The foregoing amendment shall be effective as of the date first above written, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                           (c) This Amendment may be executed in two counterparts and each of such counterparts shall for all purposes be deemed to be an original, and both of such counterparts shall together constitute but one and the same instrument.

                           (d) This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.



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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


                                        STILLWATER MINING COMPANY


                                        By:  /s/ Francis R. McAllister
                                             -----------------------------
                                             Name:  Francis R. McAllister
                                             Title: Chairman and Chief
                                                    Executive Officer



                                        COMPUTERSHARE TRUST COMPANY, INC.


                                        By:   /s/ Kellie Gwinn
                                             -----------------------------
                                              Name:  Kellie Gwinn
                                              Title: Vice President

                                        By:   /s/ Debora Sorheim
                                             -----------------------------
                                              Name:  Debora Sorheim
                                              Title: Secretary and Treasurer